As filed with the Securities and Exchange Commission on August 22, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SPECTRALINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1141188
(State or other jurisdiction	(I.R.S. Employer
of incorporation	Identification No.)
or organization)

5755 Central Avenue

Boulder, Colorado 80301

(303) 440-5330

(Address, including zip code of Principal Executive Offices)

SPECTRALINK CORPORATION 2006 EQUITY INCENTIVE PLAN

SPECTRALINK CORPORATION 2006 EMPLOYEE STOCK PURCHASE PLAN

SPECTRALINK CORPORATION 2006 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

Mr. John H. Elms, President and CEO

SpectraLink Corporation

5755 Central Avenue

Boulder, Colorado 80301

(303) 440-5330

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark A. Leahy, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

(650) 988-8500

(Counsel to the Registrant)

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum		Proposed maximum	Amount of
of securities to be	Amount to be	offering price per		aggregate offering	registration
registered	registered	share		price	fee

Common Stock, .01 par value per share	2,000,000 shares(1)	$7.93	(2)	$15,860,000	$1,698

(1)

Represents 1,500,000 shares reserved for issuance under the Registrant’s 2006 Equity Incentive Plan and 500,000 shares reserved for issuance under either of the Registrant’s 2006 Employee Stock Purchase Plan or the Registrant’s 2006 International Employee Stock Purchase Plan. This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under any of these plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the Registration Fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq National Market on August 21, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, all of which were previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), are hereby incorporated by reference:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 16, 2006, File No. 000-28180.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above.

(3) The description of the Registrant’s common stock as set forth in the Registrant’s Registration Statement on Form SB-2 filed with the Commission (Registration Number 333-2696-D), including any amendments or reports filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, and in some cases requires, indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations, including for liabilities to which such persons might become subject under the Securities Act. The Company’s Bylaws contain indemnification provisions that are substantially similar to Section 145 of the DGCL. The Certificate and Bylaws do not contain any provisions that would limit the availability of indemnification to the fullest extent available under the above-referenced statute. In addition, the Registrant has entered into agreements providing for indemnification of certain directors and executive officers, pursuant to which such directors and executive officers are entitled to indemnification rights to the maximum extent allowable under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation. (Incorporated by reference from the Registrant’s Registration Statement on Form S-8 Filed with the Securities and Exchange Commission on April 3, 2006.)

4.2	Bylaws of the Registrant (Incorporated by reference from the Registrant’s Registration Statement on Form SB-2

(Registration Number 333-2696-D)).

4.3	Specimen Common Stock Certificate (Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 (Registration Number 333-2696-D)).

5.1	Opinion of Fenwick & West LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Fenwick & West LLP (contained in the opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (see page 4 of this registration statement).*

99.1	SpectraLink Corporation 2006 Equity Incentive Plan and related forms of equity award agreements and notices*

99.2	SpectraLink Corporation 2006 Employee Stock Purchase Plan.*

99.3	SpectraLink Corporation 2006 International Employee Stock Purchase Plan.*

*	Filed herewith.

Item 9. Undertakings.

A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado on August 21, 2006.

SPECTRALINK CORPORATION

By:	/s/ John H. Elms
John H. Elms,
President and Chief Executive Officer

Power of Attorney

The undersigned officers and directors of SpectraLink Corporation, a Delaware corporation, do hereby constitute and appoint John H. Elms and Ernest J. Sampias, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	John H. Elms	President, Chief Executive Officer and Director	August 21, 2006
	John H. Elms	(Principal Executive Officer)

/s/	Ernest J. Sampias	Chief Financial Officer (Principal Financial and	August 21, 2006
	Ernest J. Sampias	Accounting Officer)

/s/	Anthony V. Carollo, Jr.
	Anthony V. Carollo, Jr.	Director	August 21, 2006

/s/	Carl D. Carman
	Carl D. Carman	Director	August 21, 2006

/s/	Gerald J. Laber
	Gerald J. Laber	Director	August 21, 2006

/s/	Werner P. Schmucking
	Werner P. Schmucking	Director	August 21, 2006

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation. (Incorporated by reference from the Registrant’s Registration Statement on Form S-8 Filed with the Securities and Exchange Commission on April 3, 2006.)

4.2	Bylaws of the Registrant (Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 (Registration Number 333-2696-D)).

4.3	Specimen Common Stock Certificate (Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 (Registration Number 333-2696-D)).

5.1	Opinion of Fenwick & West LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Fenwick & West LLP (contained in the opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (see page 4 of this registration statement).*

99.1	SpectraLink Corporation 2006 Equity Incentive Plan and related forms of equity award agreements and notices*

99.2	SpectraLink Corporation 2006 Employee Stock Purchase Plan.*

99.3	SpectraLink Corporation 2006 International Employee Stock Purchase Plan.*

*	Filed herewith.